CHEVRON CORPORATION

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

April 9, 2021

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Laura Nicholson

Special Counsel

Re:	Chevron Corporation

Registration Statement on Form S-4

File No. 333-254568

Ladies and Gentlemen:

Chevron Corporation (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement, as amended on April 8, 2021, to 3:00 P.M., Washington, D.C. time, on April 13, 2021 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

Chevron Corporation

By:	/s/ Christine L. Cavallo
Christine L. Cavallo
Assistant Secretary

Cc:	Jennifer Walter Mosley, Senior Counsel, Chevron Corporation

Ryan J. Maierson, Latham & Watkins LLP

Kevin M. Richardson, Latham & Watkins LLP